FORM OF
                       FEDERAL TAX OPINION


                                             (202) 274-2000
-------------------, 1997

Board of Directors
Trenton Savings Bank FSB
134 Franklin Corner Road
Lawrenceville, New Jersey 08648-0950

     Re: Federal Income Tax Opinion Relating to the Exchange of the Common Stock of Trenton Savings Bank FSB, for All the Common Stock of a Newly Created Savings and Loan Holding Company under Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E) 1/

Gentlemen:

     We are rendering this opinion to you in our capacity as special counsel to Trenton Savings Bank FSB (the "Bank") in connection with its proposed reorganization into a two-tier holding company structure (the "Reorganization") by creating Peoples Bancorp, a federal corporation (the "Stock Holding Company") which will be the stock holding company of the Bank and will be the majority owned subsidiary of Peoples Bancorp, MHC (the "Mutual Holding Company").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Agreement and Plan of Reorganization adopted by the Bank's Boards of Directors on October 9, 1996 (the "Plan of Reorganization"); the Application H-(e)1 ("Application") together with exhibits filed by the Stock Holding Company with the Office of Thrift Supervision ("OTS") on November 22, 1996, in connection with the Reorganization; the Charter and Bylaws of the Mutual Holding Company; the Charter and Bylaws of the Bank; the Certificate of Incorporation and Bylaws of the Stock Holding Company; the Affidavit of Representations dated --------------, 1997, provided to us by the Bank in connection with this opinion (the "Affidavit"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.


-------------------
1/ All Section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 2


     The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the tax consequences of the proposed transaction will be as set forth in the section of the letter entitled "OPINION."

                       STATEMENT OF FACTS

     The Bank is a Federally chartered stock savings bank. On August 3, 1995, the Bank reorganized from a mutual savings bank to become the majority-owned stock subsidiary of the Mutual Holding Company, a federally-chartered mutual holding company.

     On October 9, 1996, the Board of Directors of the Bank adopted the Plan of Reorganization, pursuant to which the Bank will reorganize to form a two-tier holding company structure with the Bank becoming the wholly-owned subsidiary of the Stock Holding Company, which will be a majority owned subsidiary of the Mutual Holding Company. Under the terms of the proposed reorganization, each outstanding share of Bank Common Stock, par value $.10 per share, will be converted into one share of common stock of the Stock Holding Company, par value $.10 per share ("Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding Common Stock of the Stock Holding Company (the "Reorganization"). The Stock Holding Company was incorporated in -----------, solely for the purpose of becoming a savings and loan holding company and has no prior operating history.

     The Reorganization will be structured as follows:

          (i) The Bank will organize the Stock Holding Company which will issue to the Bank 1,000 shares of Common Stock, consisting of all the issued and outstanding stock of the Stock Holding Company for $100.00 per share. The Stock Holding Company will thereby become a wholly-owned subsidiary of the Bank. The Stock Holding Company will form TSB Interim Savings Bank, FSB ("Interim"), an interim federal stock savings bank, as a wholly-owned subsidiary of the Stock Holding Company solely to facilitate the Reorganization.

          (ii) Pursuant to the Plan of Reorganization and in accordance with applicable federal law, Interim will be merged with and into the Bank, with the Bank as the surviving entity. As a result, the Bank will acquire all of the assets and assume all of the liabilities of Interim. Upon completion of the merger, the separate corporate existence of Interim will cease.

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 3


          (iii) As part of the merger, each share of the Bank
Common Stock held immediately prior to the effective date of the merger by stockholders of the Bank shall automatically be converted by operation of law into one share of Common Stock of the Holding Company.

          (iv) Upon the effective date of the merger, all of the previously issued and outstanding shares of common stock of Holding Company owned by the Bank will be cancelled. All of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding stock of the Bank.

     All unexercised stock options to acquire the Bank Common Stock existing prior to the merger shall upon the consummation of the merger be and become stock options to acquire shares of Common Stock of the Stock Holding Company. Further, the stock option plan of the Bank shall become the stock option plan of the Stock Holding Company. Lastly, any stock option agreement of the Bank shall become the stock option agreement of the Stock Holding Company.

     As a result of the proposed transaction, all stockholders of the Bank will become the stockholders of Stock Holding Company, and the Bank will become a wholly-owned subsidiary of Stock Holding Company. After the Reorganization is consummated, the Bank and Interim will constitute a single corporation and the separate existence of Interim will cease by operation of law. All assets and liabilities of Interim will be transferred to and assumed by the Bank as of the date of the Reorganization. The Bank will continue to operate as a savings bank and retain its present name and Federal charter. Directors of the Bank will continue as Directors of the Bank after the Reorganization is consummated.

     Consummation of the Reorganization requires that the Plan of Reorganization receive the approval of at least a majority of the issued and outstanding shares of Bank Common Stock and the approval of the OTS upon appropriate application for approval.

                           *  *  *  *

     You have provided the following representations concerning this transaction:

     (a)  The fair market value of Stock Holding Company Common
Stock to be received by each Bank shareholder will be approximately equal to the fair market value of the Bank Common
Stock surrendered in the exchange.

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 4

     (b) The management of the Bank has no knowledge of any plan or intention on the part of its shareholders who own 5% or more of Bank Common Stock, and to the best of the knowledge of management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of Stock Holding Company Stock received in the Reorganization that would reduce the Bank shareholders' ownership of Stock Holding Company Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, shares of Bank Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Stock Holding Company Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Stock Holding Company Common Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction as part of the Agreement will be considered in making this representation.

     (c) Following the Reorganization, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the Reorganization. For purposes of this representation, amounts paid by the Bank or Interim to shareholders who receive cash or other property, amounts used by the Bank or Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank will be included as assets of the Bank or Interim, respectively, immediately prior to the Reorganization.

     (d) Prior to the transaction, Stock Holding Company will be in control of Interim within the meaning of Section 368(c).

     (e) As of the date of the execution of the Agreement, the Bank has no plan or intention to issue additional shares of its stock that would result in Stock Holding Company losing control of the Bank within the meaning of Section 368(c).

     (f) As of the date of the Agreement, Stock Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 5


     (g) Stock Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by Stock Holding Company; or to cause the Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

     (h) The liabilities of Interim, if any, assumed by the Bank and the liabilities to which the transferred assets of Interim are subject were incurred by Interim in the ordinary course of its business.

     (i) Following the transaction, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

     (j) Stock Holding Company, Interim, the Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Reorganization. The Bank will pay or assume only those expenses of Interim, if any, that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     (k) There is no intercorporate indebtedness existing between Stock Holding Company and the Bank or between Interim and the Bank that was issued, acquired, or will be settled at a discount.

     (l) In the Reorganization, shares of Bank stock representing control of the Bank, as defined in Section 368(c), will be exchanged solely for voting stock of Stock Holding Company. For purposes of this representation, shares of Bank stock exchanged for cash or other property originating with Stock Holding Company will be treated as outstanding Bank Common Stock on the date of the Reorganization.

     (m) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect Stock Holding Company's acquisition or retention of control of the Bank, as defined in Section 368(c).

     (n) Stock Holding Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank, nor will Stock Holding Company acquire any such stock prior to the proposed transaction.

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 6

     (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

     (p) On the date of the Reorganization, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (q) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
368(a)(3)(A).

     (r) None of the compensation received by any of the shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Stock Holding Company Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


                             OPINION

     Based solely upon the terms of the proposed transaction described herein and the representations set forth, it is our opinion that the following federal income tax consequences will result from the Reorganization.

     (1) Provided that the merger of Interim with and into the Bank qualifies as a statutory merger under applicable law, and after the Reorganization the Bank will hold substantially all of the assets of Interim, and in the Reorganization, Bank shareholders exchange solely for voting Stock Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank within the meaning of Section 368(c), the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(A). 2/ The Reorganization will not be disqualified by reason of the fact that Common Stock of Stock Holding Company is used in the

---------------------
2/ For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Bank and Interim.

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 7


transaction (Section 368(a)(2)(E)). The Bank, Stock Holding
Company and Interim will each be a party to the Reorganization within the meaning of Section 368(b).

     (2) Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common
Stock and the assumption by the Bank of the liabilities, if any, of Interim (Sections 361(a) and 357(a)).

     (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank Common
Stock (Section 1032(a)).

     (4) The Bank's basis in the assets received from Interim in the exchange will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the Reorganization (Section 362(b)).

     (5) Stock Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock solely in exchange for Interim stock (Section 354(a)).

     (6) The Bank's holding period for the assets received from Interim in the exchange will, in each instance, include the period during which such assets were held by Interim (Section
1223(2)).

     (7) Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Stock Holding Company Common Stock (Section 354(a)).

     (8)  A Bank shareholder's basis in his or her Stock Holding
Company Common Stock received in the exchange will be the same as the basis of the Bank Common Stock surrendered in the exchange therefor (Section 358(a)).

     (9) A Bank shareholder's holding period in his or her Stock Holding Company Common Stock received in the exchange will include the period during which the Bank Common Stock surrendered was held, provided that the Bank Common Stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange (Section 1223(1)).

     (10) Bank shareholders will not recognize any gain or loss as a result of the conversion of their Bank stock options into options to purchase stock of the Stock Holding Company (Treasury
Regulation Section 1.83-8(b)(6)).

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Board of Directors
Trenton Savings Bank FSB
----------------, 1997
Page 8

                        SCOPE OF OPINION

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.


                             CONSENT

     We hereby consent to the references to us under the heading
"Approval of the Plan of Reorganization - Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 filed on behalf of the Holding
Company with the Securities and Exchange Commission.

                         USE OF OPINION

     This opinion is rendered solely for the benefit of Trenton
Savings Bank FSB, in connection with the proposed transaction and is not to be relied upon or used for any other purpose without our prior written consent.

                         Very truly yours,



                         LUSE LEHMAN GORMAN POMERENK & SCHICK
                         A Professional Corporation



                         By:  -----------------------------------
                              Beverly J. White

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